NUWAVE TECHNOLOGIES ANNOUNCES $6 MILLION COMMITMENT FOR EQUITY
                    FUNDING FROM PROFUTURES SPECIAL EQUITIES

FAIRFIELD,  NEW JERSEY,  FEBRUARY 10, 1998 - NUWAVE Technologies,  Inc. (Nasdaq:
WAVE), a leader in state of the art video enhancing technology, announced today that it has entered into an agreement with ProFutures Special Equities Fund, L.P. which will provide the Company with up to $6 million of operating capital.

The  funds  will be used to  complete  the  design  and  production  of its ASIC
(Application Specific Integrated Circuit) chip for inclusion in consumer electronics products pursuant to forthcoming Original Equipment Manufacturer agreements, as well as other products incorporating the Company's revolutionary video enhancement technology.

This agreement consists of the sale of $1 million of common stock and provides up to $5 million in additional equity funding under certain terms and conditions. Under the terms of the agreements, beginning later this year. NUWAVE shall have the right to draw up to $5 million in cash at any time for the subsequent two years. The decision to make draws, and the timing and amount of such draws are solely at the Company's discretion, subject to certain conditions. More detail regarding the terms of the financing will be available in the filings to be made by NUWAVE with the Securities and Exchange Commission.

"We are very pleased to enter into this arrangement which will provide us with additional capital as we complete the design and begin the manufacturing of our ASIC chip for the OEM Market and for inclusion in products aimed at the retail consumer and professional markets," said Gerald Zarin, NUWAVE's President and Chairman. "This arrangement grants NUWAVE the flexibility to draw funds if needed at the time most appropriate to the Company's requirements."

ProFutures Special Equities Fund, L.P. is a part of the ProFutures Group of Companies in Austin, Texas. ProFutures has over 4,000 individual and institutional clients who have allocated over $200 million to ProFutures for management. ProFutures will be working with NUWAVE to raise awareness of the Company's technology business.

"ProFutures looks forward to a long-term, prosperous relationship with NUWAVE Technologies, Inc." said Marte Anderson, principal of a general partner of ProFutures Special Equities Fund, L.P. "We are especially happy to be able to introduce this unique investment opportunity to our current client base of high net worth individuals and institutions."

Founded in July 1995, NUWAVE Technologies, Inc. is a leading designer, developer, and marketer of state-of-the-art video enhancing technology, which dramatically improves video pictures with clearer, sharper details and more vibrant colors. NUWAVE's proprietary ASIC chip enhances video images at breakthrough price points and is geared towards all video output products in the rapidly expanding and converging multibillion-dollar video marketplace. NUWAVE's unprecedented technology is recognized by Original Equipment Manufacturer


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(OEM) industry leaders as a superior video enhancement  technology and one which could significantly influence the choice consumers make in the selection of video products.

The Company's products are positioned to sell to OEMs of products such as VCRs; television sets, DVDs; camcorders and digital cameras; satellite and cable set-top boxes; home theater devices. Additional markets include security and surveillance; medical imaging; sports and entertainment; government and military; science and technology; video duplication; corporate presentation and HDTV.

Certain statements in this release are forward-looking statements that involve a number of risks and uncertainties including those unforeseen events which could delay or interfere with the Company's ability to make draws against the line of credit. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, competitive pressures, general economic conditions, risks of intellectual property litigation, and the risk factors detailed from time to time in the Company's annual report on form 10ksb and other materials filed with the Securities and Exchange Commission.